UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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SPRINGWORKS THERAPEUTICS, INC.

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SpringWorks Therapeutics, Inc.

Employee FAQ

General FAQs

1.	What was announced?
•	Merck KGaA, Darmstadt, Germany and SpringWorks announced that the companies have entered into a definitive agreement for Merck KGaA, Darmstadt, Germany, KGaA to acquire SpringWorks for $47.00 per share in cash.
•	Through this transaction, we will have the opportunity to leverage Merck KGaA, Darmstadt, Germany’s resources and expertise to build a brighter future for the patient communities we seek to serve while also creating new opportunities for SpringWorks employees as part of a global organization.
•	We expect the transaction to close in the second half of 2025, subject to customary closing conditions, including approval by our shareholders and receipt of required regulatory approvals. Until then, SpringWorks remains an independent company.

2.	Who is Merck KGaA, Darmstadt, Germany?
•	Merck KGaA, Darmstadt, Germany is a leading science and technology company. The company has approximately 62,000 employees and operates in 66 countries around the world.
•	Merck KGaA, Darmstadt, Germany separated from U.S.-based Merck & Co. in 1917 and today publicly trades on the Frankfurt Stock Exchange. Merck KGaA, Darmstadt, Germany maintains the global rights to the name and trademark of “Merck” internationally while the NJ-headquartered Merck operates under the name in U.S. and Canada.
•	EMD Serono is the U.S. healthcare business of Merck KGaA, Darmstadt, Germany and is based in Boston, Massachusetts. We encourage you to read more here.

3.	How will the acquisition by Merck KGaA, Darmstadt, Germany advance our strategic objectives? Why are they the right partner for us?
•	With two ongoing successful U.S. launches, marketing authorization applications under review in Europe for both of our lead products, and ambitions to serve many more patients globally, we are at an auspicious moment.
•	The planned acquisition by Merck KGaA, Darmstadt, Germany enables us to increase the number of patients worldwide that we can serve with our medicines.
•	Importantly, Merck KGaA, Darmstadt, Germany shares our core values and our commitment to helping more patients with rare tumors live longer, better lives.
•	The Merck KGaA, Darmstadt, Germany team has expressed great excitement for everything that we are doing and is well positioned to build on our great work. They recognize the outstanding talent and culture at SpringWorks, and are focused on ensuring continuity, stability, and long-term growth opportunities for the SpringWorks team.
•	Merck KGaA, Darmstadt, Germany also has a portfolio that is complementary to ours, including a therapy in development for patients with tenosynovial giant cell tumor (TGCT), another rare and debilitating tumor that causes pain and long-term joint damage that recently reported positive Phase 3 results.
•	We are confident that becoming part of Merck KGaA, Darmstadt, Germany as we enter our next chapter will enable us to reach more patients suffering from devastating rare diseases across the globe.

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4.	Why did the SpringWorks Board agree to a transaction with Merck KGaA, Darmstadt, Germany?
•	Like many biotech companies, our Board of Directors frequently reviews opportunities to strengthen our financial foundation and maximize shareholder value.
•	After carefully considering Merck KGaA, Darmstadt, Germany’s proposal, the Board determined that the transaction was in the best interest of SpringWorks, our shareholders and the patient community stakeholders we seek to serve.
•	On a fundamental level, the two companies are highly complementary.
•	Merck KGaA, Darmstadt, Germany’s global footprint and significant resources will bolster SpringWorks’ continued commercialization efforts, while simultaneously extending the reach of our products globally to as many patients as possible.
•	Merck KGaA, Darmstadt, Germany will likewise benefit from SpringWorks’ rare tumor portfolio and expertise, which creates a foundation for future expansion opportunities both geographically (i.e., in the U.S.) and into the rare oncology space.

5.	What does the transaction mean for SpringWorks employees?
•	The Merck KGaA, Darmstadt, Germany team is committed to ensuring a smooth integration process.
•	They recognize the outstanding talent and culture at SpringWorks and are focused on ensuring continuity, stability, and long-term growth opportunities for the team.
•	In the short term, there is no change to your role, reporting line and responsibilities. We will continue to operate as an independent company until the closing of the transaction, which is expected to take place in the second half of 2025.
•	Over the coming weeks, we will be forming teams comprised of SpringWorks and Merck KGaA, Darmstadt, Germany team members to evaluate the best way to integrate our organizations.
•	As decisions are made, we will communicate with you as transparently as possible.

6.	Will there be layoffs after the transaction is closed?
•	The Merck KGaA, Darmstadt, Germany team has expressed great excitement for our work, and they are well positioned to support and build upon our efforts.
•	Decisions regarding individual people have not been made at this time.
•	Over the coming weeks, we will be forming transition teams, comprised of members of both companies, to evaluate the best way to integrate our organization into Merck KGaA, Darmstadt, Germany in a way that ensures business continuity.
•	As decisions are made, we will communicate with you as transparently as possible.
•	We recognize that this interim period may create uncertainty for employees that is unsettling, but we cannot stress enough how important it is to keep executing on the important work we are doing on behalf of patients with devastating diseases.

7.	When will the acquisition close? What can I expect between now and closing?
•	We expect the transaction to close in the second half of 2025, subject to customary closing conditions, including approval of SpringWorks shareholders and receipt of required regulatory approvals.
•	Between now and the close of the transaction, both companies will continue to operate separately, meaning there will be no change to your role, reporting line, responsibilities, compensation or benefits.
•	In the interim, there are certain decisions that will require Merck KGaA, Darmstadt, Germany’s consent based on the terms of the merger agreement and your manager will provide guidance.

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8.	What are the integration plans? When does integration begin? What can we expect in the interim period?
•	Between now and closing, we are limited only to planning for integration. Only after the transaction closes can we begin to implement these integration plans.
•	Over the coming weeks, we will be forming transition teams, comprised of members of both companies, to evaluate the best way to integrate our organization into Merck KGaA, Darmstadt, Germany.
•	As decisions are made, we will communicate with you as transparently as possible.

9.	What are the expectations for interactions and collaborations with the Merck KGaA, Darmstadt, Germany team?
•	We expect the transaction to close in the second half of 2025. Between now and then, both companies will continue to operate separately, meaning there is no change in your role, reporting line, responsibilities, compensation or benefits.
•	For any projects or initiatives that may require Merck KGaA, Darmstadt, Germany’s consent based on the terms of the merger agreement, your manager will provide guidance, and any communications that are needed will be directed by the integration team leads.

10.	What will happen to SpringWorks’ physical footprint in Connecticut, North Carolina, Switzerland and Germany?
•	For the time being, none of our office locations/sites, nor work arrangements (remote/hybrid/field-based/lab-based) will change.
•	We do not have any information on if or when this might change in the future as it will be among the many topics addressed during the transition planning in the months ahead.

11.	Will there be any changes to the Executive Leadership Team (ELT)? Who will manage the combined business?
•	Our leadership team and organization will remain in place between now and the closing of the transaction.
•	We will continue to operate independently until then and will work closely with Merck KGaA, Darmstadt, Germany during the integration planning process to determine the best way to integrate SpringWorks into the larger organization.

12.	Should we continue with all current launch plans related to OGSIVEO and GOMEKLI? Can we continue to spend on ongoing programs?
•	Yes, all current launch and commercialization plans should continue in the normal course, including committed spend on budgeted items.
•	Please speak with your manager if you have any questions.

13.	If we are in the process of hiring, can we still proceed? Will Merck KGaA, Darmstadt, Germany be implementing a hiring freeze until the closing?
•	There is no hiring freeze.
•	Until the closing of the acquisition, hiring managers should work with HR and their managers to evaluate open positions and should discuss any proposed new hires as well.

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14.	Will the transaction affect contractors?
•	Until the closing of the acquisition, relationships with existing contractors should continue as usual.
•	Engagement of new contractors after the closing of the acquisition will be evaluated by Merck KGaA, Darmstadt, Germany.
•	Please discuss and clear any proposed new contractor engagement with your ELT member.

15.	Will my benefits change?
•	Your current benefits will continue through SpringWorks. After the closing of the transaction, for 12 months, Merck KGaA, Darmstadt, Germany has agreed to maintain employee benefits at levels that are substantially comparable to your current benefits.
•	Additional information about the benefits at Merck KGaA, Darmstadt, Germany will be available after the closing of the transaction.

16.	Will my compensation change?
•	Until the transaction closes, we will remain an independent company, meaning there will be no changes to compensation, benefits or any HR policies as a result of the transaction.
•	For 12 months after the closing of the transaction, Merck KGaA, Darmstadt, Germany has agreed to maintain your salary and target cash bonus percentage at no less than what you are currently receiving.

17.	What can I say to partners, patient organizations, clinical investigators and other external stakeholders?
•	You should reinforce that our mission remains the same and that there are no changes to how we operate at this time.
•	As we look to the future, we are excited to join Merck KGaA, Darmstadt, Germany, which can provide SpringWorks with more resources to commercialize our products and extend the reach of our pipeline.

18.	Who can I contact if I have more questions?
•	We will provide information on the integration planning process as updates become available.
•	In the interim, if you have any questions, please reach out to your manager.

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Equity FAQs

1.	Can we resume trading our company stock now that the deal has been announced?
•	No, SpringWorks is already under a company-wide blackout and this will continue until closing of the transaction or you are otherwise notified.
•	You may not trade in SpringWorks securities until you receive notice that this blackout is lifted.

2.	Can I exercise my options before the closing?
•	SpringWorks is under a company-wide blackout and you cannot trade in SpringWorks securities until you receive notice that the blackout is lifted.
•	While this blackout does not prevent you from exercising options for cash, it does prevent you from trading in shares acquired pursuant to an option exercise or from using a broker-assisted exercise program.

3.	Will SpringWorks shareholders vote on the transaction?
•	Yes, closing of the acquisition is subject to approval of the transaction by holders of SpringWorks common stock, in addition to other customary closing conditions, including receipt of required regulatory approvals.

4.	What will happen to the SpringWorks stock I own?
•	Under the terms of the merger agreement, SpringWorks stockholders will receive $47.00 per share in cash for each share of SpringWorks common stock that they own as of the closing of the transaction.

5.	What happens to the time-based restricted stock units (RSUs) for those who will remain employees of Merck KGaA, Darmstadt, Germany?
•	Before the transaction closes, unvested RSUs will continue to vest in the normal course.
•	At the close of the transaction, each RSU award will automatically be converted into a fixed cash-based award valued at the deal price of $47.00 per share.[1]
•	Each such cash-based award will vest over the same vesting schedule that applied to your RSU awards immediately prior to closing, subject to your continued employment with Merck KGaA, Darmstadt, Germany through the applicable vesting date. On the nine-month anniversary of the closing date, 50% of each then-unvested tranche of each such cash-based award will vest, subject to your continued employment with Merck KGaA, Darmstadt, Germany through such date.
•	For example, if you hold 1,000 RSUs that vest in equal annual installments on each of January 1, 2026, January 1, 2027 and January 1, 2028, those RSUs will be canceled and converted into a fixed cash-based award of $47,000.00 (1,000 x $47.00), with $15,666.67 (one third of the value) vesting on January 1, 2026, $15,666.67 (50% of the remaining two thirds) vesting on the nine-month anniversary of the closing date and $7,833.33 vesting on each of January 1, 2027 and January 1, 2028.
•	Within 15 business days of the vesting of any portion of a cash-based award—or in the case of RSUs that are vested as of the closing date of the transaction, within 15 business days of the closing date— the applicable vested amount will be included in your paycheck.

1 Any cash payment with respect to a cash-based award will be subject to any applicable tax withholding requirements.

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6.	What happens to time-based restricted stock units (RSUs) for those whose employment is terminated by Merck KGaA, Darmstadt, Germany without Cause following the closing of the transaction?
•	If your employment is terminated without Cause (as defined in the Company’s 2019 Stock Option and Incentive Plan) by Merck KGaA, Darmstadt, Germany following the closing of the transaction, any remaining unvested portion of each such cash-based award will accelerate and vest on the date of such termination.
•	For example, if you hold 1,000 RSUs that vest in equal annual installments on each of January 1, 2026, January 1, 2027 and January 1, 2028, those RSUs will be canceled and converted into a fixed cash-based award of $47,000.00 (1,000 x $47.00). And if, as an example, your employment is terminated without Cause on December 15, 2025 (before any annual installment milestones have passed), the full $47,000.00 fixed cash-based award will vest and become payable as of the date of such termination.

7.	How does the transaction affect vested and unvested stock options for those who will remain employees of Merck KGaA, Darmstadt, Germany?
•	Before the transaction closes, unvested options to purchase shares of the Company’s common stock will continue to vest in the normal course.
•	At the close of the transaction, each option (or portion thereof) that is vested will be converted into the right to receive an amount in cash equal to the number of shares subject to such vested option immediately prior to the closing of the transaction multiplied by the difference between the deal price of $47.00 per share and the exercise price of the option. Such amounts will be paid within 15 business days after the transaction closes.
•	For example, if you hold a fully-vested option to purchase 1,000 shares with an exercise price of $10.00 per share, representing $37.00 in cash value per share ($47.00 - $10.00), that option will be canceled and converted into $37,000.00 (1,000 x $37.00) in cash, which will be paid to you within 15 business days of the closing date.
•	At the close of the transaction, each option (or portion thereof) that is unvested and has an exercise price that is less than the $47.00 per share deal price will be automatically converted into a fixed cash-based award in an amount equal to the total number of shares subject to such unvested option immediately prior to the closing of the transaction multiplied by difference between the deal price of $47.00 per share and the exercise price of such unvested option, and will vest in installments over the same vesting schedule that applies to your unvested option immediately prior to closing, subject to your continued employment with Merck KGaA, Darmstadt, Germany through the applicable vesting date; provided, that, on the nine-month anniversary of the closing date, 50% of each then-unvested tranche of each such cash-based award will vest, subject to your continued employment with Merck KGaA, Darmstadt, Germany through such date.
•	For example, if you hold an unvested option to purchase 1,000 shares of common stock with an exercise price of $10.00 per share, representing $37.00 in cash value per share ($47.00-$10.00), that vests in equal monthly installments over four years beginning on August 1, 2025 and the closing occurs on July 30, 2025, the option will be canceled and converted into a fixed cash-based award of $37,000.00 (1,000 x $37.00), that will vest in equal monthly installments of $770.83. However, on the nine-month anniversary of the closing date, 50% of the remaining unvested payments will accelerate and vest. So, on April 30, 2026, $15,416.67 will accelerate and vest and the remainder will vest in equal monthly installments of $385.42.
•	Options that have an exercise price that is equal to or greater than the deal price of $47.00 per share will be canceled at closing for no consideration or payment.

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8.	How does the transaction affect unvested stock options for those whose employment is terminated by Merck KGaA, Darmstadt, Germany without Cause following the closing of the transaction?
•	If your employment is terminated by Merck KGaA, Darmstadt, Germany without Cause (as defined in the Company’s 2019 Stock Option and Incentive Plan) following the closing of the transaction, any remaining unvested portion of each such cash-based award will accelerate and vest on the date of such termination.
•	For example, if you hold an unvested option to purchase 1,000 shares of common stock with an exercise price of $10.00 per share, representing $37.00 in cash value per share ($47.00 - $10.00), that vests in equal monthly installments over four years beginning on August 1, 2025, the option will be canceled and converted into a fixed cash-based award of $37,000.00 (10,000 x $37.00), that will vest in equal monthly installments of $770.83. However, if your employment is terminated without Cause on December 15, 2025, the remaining unvested $33,916.67 of the fixed cash-based award will vest and become payable as of the date of such termination.

9.	How will my stock options and RSUs be taxed?
•	Cash payments made upon the vesting of the cash-based awards which will replace your current RSU’s and stock options will be taxable income and accordingly subject to applicable tax withholding obligations.
•	We cannot give you tax advice and recommend that you discuss tax implications with a tax advisor.

Additional Information and Where to Find It

In connection with the proposed transaction between SpringWorks and Merck KGaA, Darmstadt, Germany, SpringWorks will file with the SEC a proxy statement on Schedule 14A relating to a special meeting of its stockholders. Additionally, SpringWorks may file other relevant materials with the SEC in connection with the proposed transaction. Investors and securityholders of SpringWorks are urged to read the proxy statement and any other relevant materials filed or that will be filed with the SEC, as well as any amendments or supplements to these materials and documents incorporated by reference therein, carefully and in their entirety when they become available because they contain or will contain important information about the proposed transaction and related matters. The definitive version of the proxy statement will be mailed or otherwise made available to SpringWorks’ securityholders. Investors and securityholders will be able to obtain a copy of the proxy statement (when it is available) as well as other filings containing information about the proposed transaction that are filed by SpringWorks with the SEC, free of charge on EDGAR at www.sec.gov, on the investor relations page of SpringWorks’ website at ir.springworkstx.com, or by contacting SpringWorks’ investor relations department at investors@springworkstx.com.

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Participants in the Solicitation

SpringWorks and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of SpringWorks in respect of the proposed transaction and any other matters to be voted on at the special meeting. Information about SpringWorks’ directors and executive officers, including a description of their direct interests, by security holdings or otherwise, will be included in the proxy statement (when available). SpringWorks’ stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of SpringWorks’ directors and executive officers in the proposed transaction, which may be different than those of SpringWorks’ stockholders generally, by reading the proxy statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

Forward-Looking Statements of SpringWorks Therapeutics

Any statements in this communication about SpringWorks’ future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties and actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements about Merck KGaA, Darmstadt, Germany’s proposed acquisition of SpringWorks, the ability of Merck KGaA, Darmstadt, Germany and SpringWorks to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the merger contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the proposed transaction, Merck KGaA, Darmstadt, Germany’s and SpringWorks’ beliefs and expectations and statements about the benefits sought to be achieved in the proposed acquisition of SpringWorks by Merck KGaA, Darmstadt, Germany, the potential effects of the acquisition on SpringWorks, the possibility of any termination of the merger agreement, as well as the expected benefits and success of SpringWorks’ product candidates, and other statements containing the words “anticipates,” “believes,” “continue,” “expects,” “intends,” “look forward,” “plans,” “toward,” “will” and similar expressions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond SpringWorks’ control. These forward-looking statements are based upon SpringWorks’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Such risks and uncertainties include, without limitation, (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (ii) the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction, including the receipt of required regulatory approvals and the requisite approval of SpringWorks’ stockholders; (iii) the effects of disruption from the proposed transaction contemplated by the merger agreement and the impact of the announcement and pendency of the proposed transaction on SpringWorks’ business; (iv) the effects of the proposed transaction on relationships with employees, other business partners or governmental entities; (v) the response of competitors to the proposed transaction; (vi) risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; (vii) the ability of the parties to consummate the proposed transaction in a timely manner or at all; (viii) significant costs associated with the proposed transaction; (ix) potential litigation relating to the proposed transaction; (x) restrictions during the pendency of the proposed transaction that may impact SpringWorks’ ability to pursue certain business opportunities; (xi) risks related to the advancement of product candidates into, and successful completion of, preclinical studies and clinical trials; (xii) risks and uncertainties related to regulatory application, review and approval processes and SpringWorks’ compliance with applicable legal and regulatory requirements; (xiii) general industry conditions and competition; and (xiv) general economic factors. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement to be filed with the SEC in connection with the proposed transaction. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in SpringWorks’ most recent annual and quarterly reports filed with the SEC and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time and available at www.sec.gov. All forward-looking statements contained in this communication speak only as of the date hereof, and SpringWorks specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

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